Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 12, 2011 (the “Effective Date”) by and between BioNanomatrix, Inc., a Delaware corporation (the “Company”), and R. Erik Holmlin, an individual resident in the State of California (the “Employee”) (the Company and the Employee are hereinafter sometimes individually referred to as a “Party” and together referred to as the “Parties”).

WHEREAS, the Employee desires to be employed with the Company, and the Company desires to employ the Employee upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the Parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficient of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Employee as the President and Chief Executive Officer of the Company, and the Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth. The Employee shall have such duties and authority as are from time to time assigned to the Employee by the Company’s Board of Directors (the “Board”) and that are consistent with the office of President and Chief Executive Officer of the Company. During the Employment Period (as defined below), the Employee shall also serve as a member of the Board. The Employee shall faithfully and to the best of his ability fulfill such duties and shall devote his full business time, attention, skill and efforts to the performance of such duties, except as required during the month of January 2011 to fulfill obligations to his previous employer (GenVault Corporation). The Employee shall perform his duties principally at the offices of the Company to be established as soon as practicable in San Diego, CA, subject to reasonable travel outside such area as may be necessary or incidental to the performance by the Employee of his duties as President and Chief Executive Officer of the Company. The Company acknowledges that the corporate headquarters and principal location will be relocated from Philadelphia, PA to San Diego, CA on a timeline that is agreed to by the Board. The Company agrees to reimburse all of the Employee’s reasonable commuting costs between San Diego and Philadelphia, including air fare and hotel and rental car costs, during the time that the Company is co-located in Philadelphia and San Diego, in accordance with the Company’s reimbursement policy.

2. Employment Period. This Agreement shall begin as of the Effective Date and shall continue until terminated in accordance with Section 7 herein. Nothing in this Agreement shall be construed as giving the Employee any right to be retained in the employ of the Company, and the Employee specifically acknowledges that he shall be an employee-at-will of the Company, and thus subject to discharge at any time by the Company for any reason in accordance with Section 7 herein. The period of time during which the Employee is employed by the Company hereunder is referred to as the “Employment Period.”

3. Compensation and Benefits.

(a) Base Salary. The Employee shall receive a base salary of three hundred fifteen thousand U.S. dollars ($315,000 US) on an annualized basis (the “Base Salary”). The Base Salary shall be paid semi-monthly or, if different, in accordance with the Company’s relevant policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

(b) Bonus. Beginning in calendar year 2011, the Employee shall be eligible to receive a discretionary annual bonus (the “Bonus”) if the Employee achieves target or better performance with respect to the objective performance goals established by the Compensation Committee of the Board (the “Compensation Committee”) and remains an active employee through the end of the bonus year in which performance is measured. The applicable performance goals for the calendar year 2011 shall be set by the Compensation Committee no later than sixty (60) days following the Effective Date and by the end of the first quarter of each successive calendar year thereafter. The target amount for such Bonus shall be forty percent (40%) of Base Salary, but a higher amount may be paid if goals exceeding target are achieved, based on the recommendation of the Compensation Committee, and subject to approval by the Board. The Board, in its sole discretion, will determine the extent to which the Employee has achieved the performance objectives upon which the Bonus is based and the exact amount of the actual Bonus awarded to the Employee for any given year. The Bonus, if any, shall be paid within sixty (60) days following the end of the calendar year which contains the end of the Company’s fiscal year, but in no event later than March 15 of the calendar year following the calendar year which contains the end of the Company’s fiscal year. The Employee will not earn any Bonus (including a prorated Bonus) for any year if the Employee’s employment terminates for any reason before end of the year in which performance is measured.

(c) Compensation Review. Effective on January 1, 2012, and then on each subsequent anniversary thereafter during the Employment Period, and provided that the Employee is still employed by the Company at such time, the Board shall review the Employee’s Base Salary and Bonus structure and, subject to the results of such review, the Employee’s Base Salary and Bonus may be increased consistent with industry practices and market data for individuals holding similar positions within the industry.

(d) Retirement and Welfare Benefits. The Employee shall be eligible to participate in all employee retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans and programs. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate. The Employee shall be also entitled to paid vacation each year pursuant to the terms of the Company’s vacation policy as established or changed from time to time; provided, that in any event the Employee shall be entitled to a minimum of four (4) weeks paid vacation per calendar year (in addition to paid holidays and personal days which are customarily observed by the Company). Such vacation shall be taken at such time or times as shall not disrupt the orderly conduct of business of the Company. Notwithstanding the foregoing regarding paid vacation time, if there is a conflict between the Company’s vacation policy and California state law, California state law will govern.

(e) Key Person Life Insurance. The Company shall have the right and option to purchase, and to be named the sole beneficiary of, a key person life insurance policy on the life of the Employee in an amount to be agreed upon between the Company and the Employee.

(f) Equity Grants. The Company will issue to the Employee an initial grant of a stock option to purchase shares of common stock of the Company (“Initial Options”) representing five percent (5.0%) of the Fully-Diluted Equity Shares (as defined below) immediately subsequent to the closing of a Series B transaction, subject in all respects to the terms and conditions of the BioNanomatrix, Inc. Amended and Restated 2006 Equity Compensation Plan (the “Plan”) and the stock option agreement under the Plan. For purposes of this Agreement, “Fully-Diluted Equity Shares” means the sum of all shares of Company common stock outstanding or issuable upon conversion of preferred stock and any other convertible securities, all shares of common stock issuable directly or indirectly upon exercise of outstanding stock options and warrants disregarding any vesting or similar provisions and all shares of common stock reserved for issuance pursuant to Company equity incentive plans to the extent not subject to outstanding options.

In addition, effective upon the closing of each subsequent equity financing transaction in which the Company issues shares of preferred stock to investors at a pre-money valuation equal to or greater than the post-money valuation of the previous equity financing transaction, the Company will issue to the Employee an additional grant of a stock option to purchase shares of common stock of the Company (“Additional Options”). The number of shares in each such grant will be the amount required to restore the Employee’s ownership percentage to five percent (5.0%) of the Fully-Diluted Equity Shares and such grant will be made immediately subsequent to each equity financing transaction. In the event an equity financing transaction is conducted at a pre-money valuation that is less than the post-money valuation of the previous equity financing transaction, the target ownership percentage for which Additional Options will be awarded to the Employee will be reduced by the same percentage that the pre-money valuation is lower than the post-money valuation of the previous equity financing (example: if a financing is conducted at pre-money that is 90% of the post-money of the previous round, the target ownership percentage will be reduced from 5.0% to 0.9*5.0% = 4.5%).

In the event the Company issues shares (common or preferred) as consideration to effect an acquisition of assets, intellectual property, or enterprise, the Company will issue to the Employee Additional Options in quantity sufficient to restore the Employee’s ownership percentage to five percent (5.0%) of the Fully-Diluted Equity Shares and such grant will be made immediately subsequent to closing of such acquisition.

The Company’s obligation to issue Additional Options shall cease to apply once one of the following thresholds has been met: (i) sales of preferred shares results in gross proceeds to the Company of $55 million or more when aggregated with all prior preferred stock equity financing transactions; or (ii) when the valuation of the Fully-Diluted Equity Shares, as determined by the number of shares outstanding at the most recent price per share established in a financing or acquisition transaction, exceeds $80 million.

Initial Options and Additional Options (the “Options”) shall be subject to vesting such that twenty-five percent (25%) of the shares subject thereto shall vest on the first anniversary of the date of Effective Date and six and a quarter percent (6.25%) at the end of each quarter thereafter over the three (3)-year period following such anniversary, provided that such Options shall accelerate in full upon a Deemed Liquidation Event as defined in the Company’s Amended and Restated Certificate of Incorporation as in effect on the Effective Date, and provided further that such vesting shall be subject to the provisions of Section 7 below.

Such Options shall otherwise be subject in all respects to the terms and conditions of the and the Company’s standard stock option agreement under the Plan. The Options will (i) have an exercise price equal to the fair market value of the common stock of the Company as of the date of grant, (ii) be incentive stock options to the extent permitted by applicable tax laws and (iii) allow for a right of “early exercise” at the election of the holder. For purposes of this Agreement and the Options, the term “early exercise” means the Employee shall be permitted to exercise the Options, in whole or in part, at any time or from time to time, notwithstanding any vesting restrictions contained therein, provided that upon termination of the Employee’s employment with the Company, the Company shall have the right to repurchase any shares issued upon any such early exercise that have not vested as of such termination at a price equal to the applicable exercise price per share thereof upon notice delivered to the Employee within thirty (30) days following such termination.

The Employee shall be entitled to be considered for additional stock option grants under the Plan, as approved by the Board in its sole discretion.

(g) Expenses. The Company shall reimburse the Employee for all normal, usual and necessary expenses incurred by the Employee in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Employee’s expenditures and otherwise in accordance with any expense reimbursement policy adopted by the Company.

(h) Entire Benefit. The Employee hereby acknowledges and agrees that, except as set forth in this Section 3, he shall not be entitled to receive any other compensation, payments or benefits in connection with his employment under this Agreement unless otherwise agreed to by the Company in writing.

4. Proprietary Information and Inventions Agreement. The Employee shall execute a Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit A (the “Proprietary Information Agreement”). The Proprietary Information Agreement, as well as the provisions of Sections 5-6 below shall survive termination of this Agreement for any reason whatsoever.

5. Non-Solicitation. For the one (1)-year period following the Termination Date, the Employee shall not, directly or indirectly, either for himself or any other person or entity, (a) induce or attempt to induce any employee of the Company to leave the employ of the

Company, (b) in any way knowingly interfere with the relationship between the Company and any employee, or (c) induce or attempt to induce any client, customer, licensee, consultant, research partner, supplier or other business relation of the Company to cease doing business with or reduce the amount of business done with the Company, or in any way knowingly interfere with the relationship between the Company and any client, customer, licensee, consultant, research partner, supplier or other business relation, provided that the foregoing shall not restrict normal hiring, sales, marketing, public relations and other business practices not specifically targeted at the Company, such as presentations at business, investor or scientific conferences or the placement of “help-wanted” or similar solicitations or business or product advertisements or marketing materials in newspapers or other media of general circulation.

6. Injunctive Relief. The Employee hereby acknowledges and agrees that a violation by the Employee of Section 5 of this Agreement or any provision of the Proprietary Information Agreement would cause irreparable and substantial damage and harm to the Company and its business, and that money damages alone would be inadequate to compensate the Company and would not be an adequate remedy for such violation(s). Accordingly, the Employee hereby agrees that, in the event of any breach or threatened breach by the Employee of Section 5 of this Agreement or any provision of the Proprietary Information Agreement the Company will be entitled, in addition to its right to money damages and any other right or remedies that it may have at law or in equity, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 5 of this Agreement or any provision of the Proprietary Information Agreement.

7. Termination.

(a) Termination for Death or Disability. If the Employee’s employment with the Company hereunder shall be terminated during the Employment Period (i) by reason of the Employee’s death or (ii) by the Company as a result of the Disability (as defined in subsection 7(e) below) of the Employee, then (aa) the Company shall pay to the Employee (or in the case of his death, the Employee’s estate) within the time required by law, a lump sum cash payment equal to the Accrued Compensation (as defined in subsection 7(e) below), (bb) in the event of the Employee’s Disability, the Employee shall be entitled to continue group health insurance pursuant to the requirements of COBRA under Section 4980B of the Internal Revenue Code of 1986, as amended, (the “Code”), upon payment by the Employee of the required amounts under COBRA, and (cc) in the event of the Employee’s Disability, provided that the Employee executes and does not revoke a written general release in favor of the Company, substantially in the form attached as Exhibit B to this Agreement (the “Release”), any unvested portion of the Options granted to the Employee pursuant to Section 3(f) above shall fully vest.

(b) Termination for Cause; Resignation without Good Reason. If either (i) the Employee’s employment with the Company hereunder shall be terminated during the Employment Period for Cause (as defined in subsection 7(e) below) or (ii) the Employee resigns from his employment by the Company hereunder at any time during the Employment Period other than for Good Reason (as defined in subsection 7(e) below), then (w) the Company shall pay to the Employee within the time required by law a lump sum cash payment equal to the Accrued Compensation; (x) the Employee shall be entitled to continue group health insurance pursuant to the requirements of COBRA, upon payment by the Employee of the required amounts under COBRA; (y) all unvested portions of the Options granted to the Employee pursuant to Section 3(f) above, shall be forfeited.

(c) Termination for Any Reason Other than Death, Disability, resignation without Good Reason or for Cause. If the Employee’s employment with the Company hereunder shall be terminated by the Company for any reason other than the Employee’s death, Disability, resignation without Good Reason, or by the Company for Cause, and the Employee executes and does not revoke the Release, then, in addition to the Employee’s right to receive all Accrued Compensation and the Employee’s eligibility for COBRA benefits pursuant to applicable law (both of which the Employee will receive regardless of whether or not he signs the Release), the Employee shall be entitled to the following:

(i) the Company shall pay the Employee his Base Salary in effect at the time of such termination for a six (6)-month period following the Termination Date, subject to the Company’s receipt of an effective Release, which shall be paid in lump sum in accordance with the Company’s normal payroll schedule, but no more than sixty (60) days following the Termination Date; and

(ii) any unvested portion of the Options granted to the Employee pursuant to Section 3(f) above shall fully vest.

(d) The severance pay and benefits provided for in this Section 7 shall be in lieu of any other severance or termination pay to which the Employee may be entitled under any Company severance or termination plan, program, practice or arrangement. The Employee’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices then in effect.

(e) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued (including accrued vacation) through the Termination Date but not paid as of the Termination Date including without limitation, (aa) Base Salary and (bb) any Bonuses declared by the Board that are payable to the Employee.

(ii) “Cause” shall mean that the Company terminated the Employee’s employment hereunder for one or more of the following reasons: (aa) the Employee’s gross negligence or willful misconduct; (bb) an act of fraud or a breach of fiduciary duty by the Employee with respect to the Company and/or its members; (cc) an act by or at the direction of the Employee that the Employee knows is likely to lead to material injury to the Company; (dd) a substantial failure of the Employee to perform the duties normally associated with the position of president and chief executive officer of a similarly situated company operating in a similar industry; (ee) the Employee is convicted of, or pleads guilty or nolo contendere to, or confesses to any criminal offense or is involved in any acts in each case involving moral turpitude; or (ff) any material breach of any provision of this Agreement or the Proprietary Information Agreement by the Employee; provided, however, that in the case of (dd)

above, the Employee shall be provided with written notice by the Company of such failure to perform, and shall have thirty (30) days from the date of such notice to remedy such failure.

(iii) “Disability” shall mean the inability of the Employee to perform the Employee’s duties under this Agreement, whether with or without reasonable accommodation, because the Employee has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Employee becomes disabled, the term “Disability” shall mean a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties with the Company for a period of 90 consecutive days, as determined by an independent physician selected with the approval of both the Company and the Employee. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

(iv) “Good Reason” shall mean (aa) any material diminution of the Employee’s authority, responsibilities, duties or Base Salary; (bb) a material breach by the Company of Section 3 of this Agreement, which, if capable of being cured, is not cured by the Company within thirty (30) days of written notice by the Employee to the Company; (cc) a material change in the geographic location at which the Employee must perform services under this Agreement (which, for purposes of this Agreement, means relocation of the offices of the Company at which the Employee is principally employed to a location more than thirty-five (35) miles from the location of such offices immediately prior to the relocation); or (dd) a materialbreach by the Company of Section 1 of this Agreement, which includes the requirement that the Employee be a member of the Board during the Employment Period. The Employee must provide written notice of termination for Good Reason to the Company within thirty (30) days after the event constituting Good Reason. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Employee’s notice of termination. If the Company does not correct the act or failure to act, the Employee must terminate his employment for Good Reason within thirty (30) days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

(v) “Termination Date” shall mean, in the case of the Employee’s death, his date of death, and in all other cases, the date of the Employee’s “separation from service” as defined under Section 409A of the Code.

(f) Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Employee’s execution of the Release, directly or indirectly, result in the Employee designating the calendar year payment, and if a payment that is subject to the execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

8. Survivability. The Parties’ rights and obligations pursuant to the provisions of Sections 4, 5, 6, 7, 9, 10 and 11 hereof, as well as this Section 8, shall survive the Employment Period, or termination for any reason whatsoever, of this Agreement.

9. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to (i) the Company at BioNanomatrix, Inc., 3701 Market Street, 4th Floor, Philadelphia, PA 19104, Attn.: Board of Directors; with a copy to Jeffrey P. Bodle, Morgan Lewis, 1701 Market Street, Philadelphia, PA 19103, and (ii) to the Employee at the Employee’s address as listed on the Company payroll.

10. Enforceability and Reformation; Severability. The Parties intend for all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, in the event that any provision or portion of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, for any reason, under present or future law, such provision shall be enforced to the extent permitted or shall be severable and the remainder of this Agreement shall not be invalidated or rendered unenforceable or otherwise adversely affected. Without limiting the generality of the foregoing, if a court should deem any provision of this Agreement to create a restriction that is unreasonable as to scope, duration or geographical area, the Parties agree that the provisions of this Agreement shall be enforceable in such scope, for such duration and in such geographic area as any court having jurisdiction may determine to be reasonable.

11. Successor and Assigns. The Employee acknowledges and agrees that the services to be provided by the Employee to the Company under this Agreement are of a unique and special nature. Accordingly, the Employee’s rights and obligations under this Agreement shall not be transferred, assigned, or delegated, and any attempted or purported transfer, assignment, or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, the successors and assigns of the Company, including any purchaser of substantially all of Company’s assets or a majority or more of the Company’s outstanding common stock.

12. Amendment. This Agreement may not be amended, modified or changed, in whole or in part, except by a written instrument signed by a duly authorized officer of the Company and by the Employee.

13. Waiver. No failure or delay by either of the Parties in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

14. Governing Law. This Agreement shall be governed by and interpreted according to the internal laws of the State of California, without regard to any choice of law rules that may direct the application of the laws of another jurisdiction.

15. Entire Agreement. This Agreement and the Proprietary Information Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede any prior agreements and understanding between the Parties with respect to that subject matter.

16. Compliance with Section 409A of the Code

(a) This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Employee, directly or indirectly, designate the calendar year of a payment.

(b) Notwithstanding anything herein to the contrary, if, at the time of the Employee’s termination of employment with the Company, the Company (or a company required to be aggregated with the Company pursuant to the requirement of Section 409A of the Code) has securities which are publicly traded on an established securities market and the Employee is a “specified employee” (as defined in Section 409A of the Code) and the deferral of the commencement of any payments or benefits otherwise payable pursuant to Section 7 as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee), until the date that is six (6) months following the Employee’s Termination Date (or the earliest date as is permitted under Section 409A of the Code). If any payments or benefits are deferred due to such requirements, such amounts will be paid in a lump sum to the Employee at the end of such six (6) month period and there shall be added to such payments and benefits interest during the deferral period at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the Employee’s date of termination. If the Employee dies during the deferment period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Employee’s estate within sixty (60) days after the date of the Employee’s death.

(c) All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

17. Effect of Section 280G on Payments.

(a) If any payment or benefit the Employee would receive pursuant to this Agreement (“Payments”) would (i) constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the aggregate present value of such Payments shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax or (y) the largest portion, up to and including the total of the Payments, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a reduction in payments or benefits constituting the Payments is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the order and manner that results in the greatest economic benefit for the Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

(b) In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount (as determined pursuant to clause (i) in the preceding paragraph) is subject to the Excise Tax, the Employee agrees to promptly return to the Company a sufficient amount of the Payments so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined in accordance with subsection 17(a)(ii) above, the Employee will have no obligation to return any portion of the Payments pursuant to the preceding sentence.

(c) Unless the Employee and the Company agree on an alternative accounting or law firm, the accounting firm then engaged by the Company for general tax compliance purposes shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control, the Company shall appoint a nationally recognized accounting, law or consulting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting, law or consulting firm required to be made hereunder.

(d) The Company shall use commercially reasonable efforts such that the accounting, law or consulting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Employee and the Company within fifteen (15) calendar days after the date on which the Employee’s right to the Payments is triggered (if requested at that time by the Employee or the Company) or such other time as requested by the Employee or the Company.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first above written.

COMPANY: BIONANOMATRIX, INC.

By:	/s/ Lorraine LoPresti

Name:	Lorraine LoPresti

Title:	VP – Finance & Administration, CFO

EMPLOYEE:

R. Erik Holmlin

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first above written.

COMPANY: BIONANOMATRIX, INC.

By:	/s/ Lorraine LoPresti

Name:	Lorraine LoPresti

Title:	VP – Finance & Administration, CFO

EMPLOYEE:

/s/ Erik Holmlin
R. Erik Holmlin

Exhibit A

Proprietary Information and Inventions Agreement

PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

THIS PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT (this “Agreement”), is by and between BIONANOMATRIX Inc., a Delaware corporation (the “Company”), and Employee, an individual resident in the state of Pennsylvania_(“Employee”). In consideration of Employee’s employment by the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee hereby agrees to the following restrictions placed on Employee’s use and development of proprietary information, technology, ideas and inventions:

1. Proprietary Information.

(a) Restrictions on Proprietary Information. Employee agrees that, during the term of Employee’s employment with the Company and at all times thereafter, Employee will hold the Proprietary Information of the Company in strict confidence and will neither use the information nor disclose it to anyone, except to the extent necessary to carry out Employee’s responsibilities as an employee of the Company or as specifically authorized in writing by a duly authorized representative of the Company. Employee understands that “Proprietary Information” means all information pertaining in any manner to the business of the Company or its affiliates, consultants, or business associates, unless: (i) the information is or becomes through lawful means publicly known and generally known among businesses similar to the Company as demonstrated by documentary evidence; (ii) the information was part of Employee’s general knowledge prior to Employee’s employment by the Company as demonstrable by documentary evidence; or (iii) the information is disclosed to Employee without restriction by a third party who rightfully possesses the information and did not learn of it from the Company. The term “Proprietary Information” shall specifically include, but not be limited to: (A) schematics, techniques, development tools, processes, computer printouts, computer programs, software, design drawings and manuals, electronic codes, formulas and improvements, ideas, methods, and know-how; (B) business plans and methods, research and development information, marketing strategies and techniques; (C) information about costs, profits, markets, sales, and bids; (D) lists of existing or potential customers and strategic partners; (E) information concerning the Company’s patents, copyrights, trademarks, tradenames, trade secrets, and know-how; (F) employee personnel files and information about employee compensation and benefits; and (G) all information and documents (electronic or otherwise) relating to, making known, or making knowable (alone or in combination with any other source of information) any of the foregoing.

(b) Prior Actions and Knowledge. Except as disclosed on Schedule A attached hereto, Employee does not know (or, in the event this Agreement is being executed subsequent to the commencement of Employee’s employment by the Company, did not know) anything about the Company’s Proprietary Information, other than information Employee has learned from the Company in the course of being hired by the Company.

(c) Third Party Information. Employee recognizes that the Company has received and will in the future receive confidential or proprietary information from third parties, including, without limitation, customers and strategic partners of the Company. Employee will hold all such information in the strictest confidence and will not use the information or disclose it to anyone (except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party).

2. Inventions.

(a) Assignment of Inventions. All Inventions created or prepared by Employee (i) during the term of Employee’s employment with the Company and (ii) either (x) in the scope of Employee’s employment with the Company, (y) during the Employee’s normal business hours, or (z) while utilizing any of the Company’s Proprietary Information or resources, shall be considered specially commissioned works and works made for hire, and regardless of whether works made for hire, the Company shall exclusively own all such Inventions and all rights, title, interests and privileges therein, including, but not limited to, all rights of patent and copyright in all countries and jurisdictions. Employee agrees to assign, and upon creation of any such Invention does hereby assign, to the Company, without further consideration, the entire right, title, interest, and privilege (throughout the United States of America and in all other countries and jurisdictions), free and clear of all liens and encumbrances, in and to all Inventions. Employee further agrees to execute any documents that may be necessary or desirable to affect, enable, confirm, or evidence such assignment. Employee understands that “Inventions” means all ideas, processes, inventions, works of authorship, technology, designs, formulas, discoveries, devices, symbols, marks, methods (of doing business or otherwise), and all subject matter that may be protectible by patent, copyright, trade secret, trademarks, or by any other proprietary rights, along with all applications, registrations, government grants, and rights to the same, and all improvements, continuations (of any form), rights, and claims related to any of the foregoing, that are created, authored, made, invented, discovered, conceived, developed, or reduced to practice by Employee alone or with others. The Company’s right, title, interest, and privilege in and to Inventions shall not be affected in any way by the termination of Employee’s employment with the Company (for any reason whatsoever or for no reason).

(b) License for Other Inventions. If, in the course of Employee’s employment with the Company, Employee incorporates into Company property an Invention owned by Employee or in which Employee has an interest, the Company is hereby granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to the fullest extent of Employee’s interest and rights in the Invention to make, modify, use, sublicense and sell the Invention as part of and in connection with the Company property or modifications thereof.

(c) Assist With Registration. In the event any Invention shall be deemed by the Company, in its sole discretion, to be copyrightable or patentable or otherwise registrable, Employee will assist the Company (at the Company’s expense) in obtaining and maintaining letters patent or other applicable registrations and in vesting the Company with full title. Without limiting the generality of the foregoing, Employee will execute all documents that may be necessary or desirable to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention. Should the Company be unable to secure Employee’s signature on any document necessary or desirable to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, due to Employee’s incapacity or any other cause, Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Employee’s agent and attorney-in-fact to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by Employee.

(d) Disclosure. Employee agrees to disclose promptly to the Company all Inventions and relevant records in which the Company has any interest or right under Section 2 hereof.

3. Former or Conflicting Agreements.

(a) Former Agreements. Employee represents and warrants that Employee’s performance of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee prior to Employee’s employment by the Company. Employee has listed in Schedule A attached hereto all other agreements that, to the best of Employee’s knowledge, concern proprietary information or inventions to which Employee is a party. Employee has provided to the Company, or will, to the extent Employee is legally able, provide to the Company at its request, copies of the Agreements listed in Schedule A attached hereto, to the extent such Agreements are relevant to or would have any potential impact upon the operation of the Company’s business. Other than those agreements listed in Schedule A attached hereto, to the best of Employee’s knowledge, there is no other contract between Employee and any other person or entity that is in conflict with this Agreement or concerns proprietary information, Inventions, assignment of ideas, or any intellectual property owned, licensed, or used in any way by the Company.

(b) Obligations During Employment. During Employee’s employment with the Company, Employee will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others,

4. Termination.

(a) Return of the Company’s Property. Employee agrees to return promptly to the Company upon termination of Employee’s employment with the Company (for any reason whatsoever or for no reason) all Proprietary Information, all tangible things from which Proprietary Information may become known or knowable, including, but not limited to, laboratory notebooks, reports and other laboratory records, and all personal property furnished to or prepared by Employee in the course of, as a result of, or incident to Employee’s employment with the Company. Following Employee’s termination (for any reason whatsoever or for no reason), Employee will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Invention.

(b) Termination Certificate. In the event of the termination of Employee’s employment with the Company (for any reason whatsoever or for no reason), Employee agrees, if requested by the Company, to sign and deliver the Termination Certificate attached hereto as Schedule B.

(c) Subsequent Employers. Employee agrees that after the termination of Employee’s employment with the Company (for any reason whatsoever or for no reason), Employee will not enter into any agreement that conflicts with Employee’s obligations under this Agreement and will inform any and all subsequent employers of Employee’s obligations under this Proprietary Information and Inventions Agreement.

5. No Implied Employment Rights. Employee recognizes that nothing in this Agreement shall be construed to imply that Employee’s employment by the Company is guaranteed for any period of time beyond the term set forth in the Employment Agreement between Employee and the Company of even date herewith (the “Employment Agreement”).

6. Remedies. Employee recognizes that nothing in this Agreement is intended to limit any remedy of the Company under any federal or state law concerning trade secrets. Employee further recognizes that Employee’s violation of this Agreement will cause the Company irreparable harm and that monetary damages will be inadequate to compensate fully for such breach. Accordingly, it is understood and agreed that the Company shall be entitled, in the event of a breach or a threatened breach by Employee of any of the provisions of this Agreement, to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or restrain any such breach by Employee, without the necessity of posting bond. These remedies are in addition to any remedies available at equity or at law. The Employee hereby agrees that if the Company seeks injunctive relief or other equitable relief, or any other remedy available at law, in order to prevent or restrain a breach Or threatened breach of this Agreement by the Employee, the prevailing party shall pay to the other party all costs (including reasonable attorneys’ fees) incurred by the prevailing party in connection with any such action, suite or proceeding.

7. Miscellaneous Provisions.

(a) Assignment. Employee agrees that the Company may assign any or all of its rights under this Agreement to any third party at any time; provided, that such assignment is in connection with a Change of Control event, as defined in the Employment Agreement, the sale of all or substantially all of the assets of the Company, or the sale, transfer or license by the Company of any Proprietary Information or Inventions to which this Agreement is applicable.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any choice of law rules that may direct the application of the laws of another jurisdiction.

(c) Severability. In the, event that any provision or portion of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, for any reason, under present or future law, Employee agrees that such provision or portion shall be severable and the remainder of this Agreement shall not be invalidated or rendered unenforceable or otherwise adversely affected. Without limiting the generality of the foregoing, if a court should deem any provision of this Agreement to create a restriction that is unreasonable as to scope, duration or geographical area, Employee agrees that the provisions of this Agreement shall be enforceable in such scope, for such duration and in such geographic area as any court having jurisdiction may determine to be reasonable.

(d) Entire Agreement. The terms of this Agreement and that certain Employment Agreement of even date hereof by and between Employee and the Company are the final expression of Employee’s agreement with respect to the subject matter hereof and thereof and may not be contradicted by evidence of any prior or contemporaneous agreement.

(e) Amendment Waivers. This Agreement can be amended or terminated only by a written agreement signed by both parties. No failure to exercise or delay in exercising any right under this Agreement shall operate as a waiver thereof.

(f) Successors and Assigns. This Agreement shall be binding upon Employee and Employee’s heirs, executors, administrators, and successors, and shall inure to the benefit of the successors and assigns of the Company, including any purchaser of all or substantially all of the Company’s assets or a majority or more of the Company’s outstanding common stock.

(g) Facsimile. The parties agree that execution and delivery of this Agreement by facsimile shall constitute good and valid execution and delivery.

SCHEDULE A

EMPLOYEE’S DISCLOSURE

1.	Proprietary Information

Except as set forth below, Employee acknowledges that at this time (or, in the event this schedule is being executed subsequent to the commencement of Employee’s employment by the Company, at the time of commencement of Employee’s employment by the Company) Employee knows nothing about the business or Proprietary Information of BIONANOMATRIX, INC. a Delaware corporation (the “Company”), other than information Employee has learned from the Company in the course of being hired:

Employee has been covered under COA

signed by Domain Assoc & subject to

disclosures under that agreement

2.	Prior Inventions.

Except as set forth below, and to the knowledge of Employee, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or any claims, rights, or improvements In the foregoing, that Employee excludes or that by the terms of a previous agreement entered into by Employee are required to be excluded from the operation of this Agreement:

NONE

3.	Prior Agreements.

Except as set forth below, Employee is aware of no prior agreements between Employee and any other person or entity concerning proprietary information or inventions:

Employee is bound by PIIA w/

GenVault Corp – as has been acknowledged

& accepted by BNM & GenVault

Date:	11-JAN-2011	/s/ Erik Holmlin
Signature of Employee

(h) Effective Date In the event that Employee is executing this Agreement subsequent to the commencement of Employee’s employment with the Company, Employee hereby agrees that this Agreement shall be effective as of the date on which Employee commenced Employee’s employment with the Company. Without limiting the foregoing, Employee agrees that the terms of this Agreement shall apply to all Proprietary Information received by Employee, and all Inventions created or prepared by Employee, at any time during the course of Employee’s employment with the Company.

EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS. EMPLOYEE HAS COMPLETELY NOTED ON SCHEDULE A TO THIS AGREEMENT, TO THE BEST OF EMPLOYEE’S KNOWLEDGE, ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT ARE EXCLUDED FROM THIS AGREEMENT OR THAT BY THE TERMS OF A PREVIOUS AGREEMENT ENTERED INTO BY EMPLOYEE AND LISTED ON SCHEDULE A ARE REQUIRED TO BE EXCLUDED.

Date:	11-JAN-2011	/s/ Erik Holmlin
Signature of Employee

Exhibit B

Separation of Employment Agreement and General Release

1. I, R. Erik Holmlin, for and in consideration of certain payments to be made and the benefits to be provided to me under the Employment Agreement, dated as of January     , 2011 (the “Employment Agreement”) with BioNanomatrix, Inc. (the “Company”) on the date this Release becomes irrevocable, and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, shareholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of my employment with the Company to the date this Release is executed, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims for breach of contract, violation of state or federal wage and hour laws, the California Fair Employment and Housing Act, Government Code § 12900 et seq., the California Labor Code, the California Family Leave Act, the Rehabilitation Act of 1973, 29 U.S.0 §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq., as amended (“Title VII”), the Civil Rights Act of 1871, 42 U.S.C. § 1981, the Civil Rights Act of 1991, 2 U.S.C. §§ 60 et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq., as amended (the “ADEA”), the Americans with Disabilities Act of 1990, 29 U.S.C. §§ 706 et seq. (the “ADA”), the Family Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq., as amended, the Equal Pay Act of 1963, 29 U.S.C. §§ 206(d) et seq., as amended (the “EPA”), the Employee Retirement Security Act of 1974, 29 U.S.C. §§ 301 et seq., as amended (“ERISA”), and any contracts between the Company and me, and any common law claims now or hereafter recognized and all claims for counsel fees and costs. Notwithstanding any language to the contrary contained herein, the release and discharge of rights and claims herein arising under the ADEA does not include any waiver of rights or claims that may arise after the date this Release is executed. Expressly excluded from this Release, however, are (i) all express obligations of the Company under this Release, (ii) my existing right to receive accrued benefits under and pursuant to any employee benefit plan maintained by the Company, including under any tax-qualified pension, 401(k), deferred compensation or profit sharing plan, or any other vested benefits under a retirement plan governed by ERISA, (iii) any non-waivable claims such as unemployment compensation benefits, workers compensation benefits, claims under the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201 et seq., as amended, or health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. §§ 1161 et seq., as amended and (iv) any claims I may now or hereafter have as a shareholder of the Company

(except to the extent that I am a shareholder as a result (directly or indirectly) of my employment, or termination thereof, with the Company).

2. I expressly waive any and all rights under California Civil Code § 1542, or any like or similar statute or common law doctrine which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Civil Code § 1542, and for the purpose of implementing the full and complete release and discharge intended by the parties, I expressly acknowledge that this Agreement is intended to include in its effect, without limitation, claims and causes of action which I do not know of or suspect to exist in my favor at the time of execution hereof and that I intend by this Agreement to extinguish all such claims and causes of action.

3. I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on             , 20     and the Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Employment Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

4. I hereby agree and acknowledge that the payments and benefits provided by the Company pursuant to Section 7 of the Employment Agreement are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Employment Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

5. I hereby acknowledge that nothing in this Release shall prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, including but not limited to the Equal Employment Opportunity Commission under the ADEA, Title VII, the ADA or the EPA, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any self-regulatory organization.

6. I hereby agree not to disclose the terms of this Release to anyone, except to my spouse, attorney and tax or financial advisor. Likewise, the Company agrees that the terms of this Release will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law.

7. I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Employment Agreement, which I acknowledge is adequate and satisfactory to me. None of the above named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

8. I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of [21/45] days prior to execution. I also understand that I have the right to revoke this Release for a period of seven days following execution by giving written notice to the Company at                     , Attention:                     . [Note: The applicable time period will depend on whether the termination is part of a reduction in force (45 days) or not (21 days). In addition, if the termination is in connection with a reduction in force, certain disclosures will need to be made to the executive to comply with the requirements of the ADEA if the executive is over 40.]

9. I hereby further acknowledge that the terms of Sections 6 and 7 of the Employment Agreement shall continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

10. This Release, and the provisions of the Employment Agreement that survive the Employee’s termination of employment, constitute the complete and entire understanding between the parties, and supersede any and all prior agreements and understandings between the parties to the extent they are inconsistent with this Release and the Employment Agreement.

11. If any provision of this Release is deemed invalid, the remaining provisions shall not be affected.

12. The provisions of this Release shall be governed by the laws of the State of California, without regard to any choice of law provisions.

Intending to be legally bound hereby, I execute the foregoing Release this      day of             ,        .

Witness	R. Erik Holmlin

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of March 14, 2011 (the “Effective Date”) by and between BioNanomatrix, Inc., a Delaware corporation (the “Company”), and R. Erik Holmlin, an individual resident in the State of California (the “Employee”) (the Company and the Employee are hereinafter sometimes individually referred to as a “Party” and together referred to as the “Parties”).

WHEREAS, the Employee and the Company have entered into that certain Employment Agreement dated January 12, 2011 (the “Agreement”);

WHEREAS, concurrently herewith, the Company and certain investors (the “Investors”) propose to enter into a Series B Convertible Participating Preferred Stock Purchase Agreement pursuant to which, among other things, the Company will sell shares of its Series B Preferred Stock to the Investors (the “Financing”); and

WHEREAS, as a condition to consummation of the Financing, the Investors require that Employee enter into this Amendment;

NOW, THEREFORE, as an inducement to the Investors to consummate the Financing and in consideration of the mutual covenants and agreements of the Parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficient of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment. Clause (ii) of Section 7(c) of the Agreement is hereby amended and restated to read in its entirety as follows:

“the vesting with respect to the Options granted to the Employee pursuant to Section 3(f) above and with respect to any other stock options or shares of restricted stock then held by Employee shall be accelerated such that effective as of such termination such Options and other options and shares of restricted stock shall be deemed vested to the same extent as if Employee shall have remained continuously employed with the Company through the date that is eighteen (18) months following such termination.”

2. Miscellaneous. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. This Amendment shall be governed by and interpreted according to the internal laws of the State of California, without regard to any choice of law rules that may direct the application of the laws of another jurisdiction.

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IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date first above written.

COMPANY:

BIONANOMATRIX, INC.

By:	/s/ Lorraine LoPresti

Name:	Lorraine LoPresti

Title:	VP-Finance + Administration, CFO

EMPLOYEE:

/s/ Erik Holmlin
Erik Holmlin

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AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of November 7, 2017 (the “Effective Date”) by and between Bionano Genomics, Inc., a Delaware corporation (the “Company”), formerly known as BioNanoMatrix, Inc., and R. Erik Holmlin, an individual resident in the State of California (the “Employee”) (the Company and the Employee are hereinafter sometimes individually referred to as a “Party” and together referred to as the “Parties”).

WHEREAS, the Employee and the Company have entered into that certain Employment Agreement dated January 12, 2011 (the “Agreement”);

WHEREAS, the Agreement was amended by the Parties effective March 24, 2011 in an Amendment No. 1; and

WHEREAS, the Parties now wish to amend the Agreement as specified herein;

NOW, THEREFORE, as an inducement to the Investors to consummate the Financing and in consideration of the mutual covenants and agreements of the Parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficient of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment. Clause (i) of Section 7(c) of the Agreement is hereby amended and restated to read in its entirety as follows:

“the Company shall pay the Employee a lump sum amount equivalent to nine (9) months of his Base Salary in effect at the time of such termination, less required deductions, subject to the Employee providing the Company with an effective Release within forty-five (45) days of the Termination Date, not later than sixty (60) days following the Termination Date.”

2. Amendment. A new clause, (iii), is added to Section 7(c) of the Agreement, as follows:

“provided that the Employee timely elects COBRA insurance continuation coverage, the Company will pay one hundred percent of the premium cost of such coverage for a period of nine (9) months following the Termination Date, or until such time as the Employee is no longer eligible for COBRA continuation coverage, whichever comes first. Notwithstanding the foregoing, if at any time the Company

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determines, in its sole discretion, that its payment of COBRA premiums on the Employee’s behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Employee’s behalf, the Company will pay the Employee a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Employee’s payment of COBRA premiums.

3. Miscellaneous. Except as expressly amended hereby, the Agreement, as amended by Amendment No. 1, shall continue in full force and effect in accordance with its terms. This Amendment shall be governed by and interpreted according to the internal laws of the State of California, without regard to any choice of law rules that may direct the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date first above written.

COMPANY:

BIONANO GENOMICS, INC.

By:	/s/ David Barker

Name:	David Barker

Title:	Chairman, Board of Directors

EMPLOYEE:

/s/ R. Erik Holmlin
R. Eric Holmlin

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